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                                                                    Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of Burlington Northern Santa Fe Corporation of our report dated February 15, 1996 on our audits of the consolidated financial statements and the financial statement schedule of Burlington Northern Santa Fe Corporation and Subsidiaries as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, incorporated by reference in the Burlington Northern Santa Fe Corporation Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the aforementioned Registration Statement.


COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
August 5, 1997